UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2004

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31923	86-0226984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona		85027

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (623) 445-9500

None

(Former name or former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2004, Universal Technical Institute, Inc. (the “Company”), a Delaware corporation, announced that it has entered into a new credit agreement. A copy of the press release, attached hereto as Exhibit 99.01, as well as the descriptions and summaries of the Credit Agreement under Item 2.03 of this Report, are incorporated herein in their entirety by this reference and are qualified in their entirety by the Credit Agreement and the related documents.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 26, 2004, the Company signed a revolving credit agreement (the “Credit Agreement”) with Wells Fargo Bank (the “Lender”), allowing the Company to borrow, repay and reborrow, on an unsecured basis and from time to time prior to October 27, 2007, up to $30 million dollars. The Credit Agreement replaces the Company’s prior credit facility of equal amount with Heller Financial, Inc., as lender and agent for the other lenders parties thereto. The Company announced the termination of the prior facility on September 30, 2004 in anticipation of signing the new credit facility, which announcement was disclosed in a Current Report on Form 8-K dated October 5, 2004. The Company will use the Credit Agreement for working capital and other general corporate purposes.

The Credit Agreement may be used to issue letters of credit, individually or in the aggregate up to $30.0 million, and any undrawn amount of the letters of credit will be reserved and will not be available for other borrowings. The Credit Agreement also provides for the issuance by the Lender of one or more additional standby letters of credit (the “Standby Letter of Credit”), in the aggregate amount not to exceed $20 million, of which $14.4 is currently outstanding, to finance any corporate purpose. The Lender’s issuance of the Standby Letter of Credit (1) does not affect the $30 million of borrowings under the Credit Agreement and (2) requires that the Company maintain a cash collateral account with the Lender in an amount at least equal to the aggregate face amount of outstanding Standby Letter of Credit.

The Company must repay borrowings under the Credit Agreement by October 26, 2007 unless payment is accelerated upon the occurrence of an event of default, which includes the Company’s failure to comply with certain financial covenants and the Company’s or any of its subsidiaries’ failure to maintain their respective eligibility for Title IV Programs or, in the case of a new campus intending to participate in Title IV Programs, to become eligible for the Title IV Programs within the first 12 months of operation.

Borrowing under the Credit Agreement will bear interest, at the Company’s election, at rates based on the LIBOR rate plus five-eighth percent or the prime rate minus one-half percent. The Company will also pay unused commitment fees of 0.125% and fees in connection with letters of credit of 0.625% and Standby Letter of Credit of 0.375%.

The Credit Agreement includes customary covenants including certain financial covenants that the Company shall maintain:

•	Net income after taxes determined for any fiscal quarter of not less than $3,500,000 for such quarter;

•	Total Liabilities divided by Tangible Net Worth (each as defined in the Credit Agreement) determined for any fiscal quarter of not greater than;

•	3.50 to 1.00 on December 31, 2004 through June 30, 2005,

•	2.00 to 1.00 on September 30, 2005 through June 30, 2006, and

•	1.50 to 1 on September 30, 2006 and thereafter;

•	Current Ratio determined for any fiscal quarter of less than:

•	0.40 to 1.00 on December 31, 2004 through June 30, 2005,

•	0.50 to 1.00 on September 30, 2005 through June 30, 2006, and

•	0.60 to 1.00 on September 30, 2006 and thereafter; and

•	Tangible Net Worth not less than $33 million or the amount thereof as of September 30, 2004.

The Company’s indebtedness under the Credit Agreement is unsecured and is guaranteed, jointly and severally, by its wholly owned subsidiaries.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
Number	Exhibit Title or Description
99.01	Press release entitled “Universal Technical Institute, Inc. Arranges New $30 Million Revolving Line of Credit: New Lower-cost Credit Facility Expected to Generate Annual Savings of Approximately $400,000,” dated November 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.

Date: November 1, 2004	/s/ Chad A. Freed

	Name:	Chad A. Freed
	Title:	Vice President and Corporate Counsel

EXHIBIT INDEX

Exhibit
Number	Exhibit Title or Description
99.01	Press release entitled “Universal Technical Institute, Inc. Arranges New $30 Million Revolving Line of Credit: New Lower-cost Credit Facility Expected to Generate Annual Savings of Approximately $400,000,” dated November 1, 2004.